EXHIBIT 99.1

SUI Group Buys Back 8.80% of Common Shares Outstanding; Holdings

Rise to 108,098,436 SUI as of January 7, 2026

SUI Group Repurchased ~7.8 Million Shares of its Common Stock in Q4 2025

Approximately $22 Million in Cash & Cash Equivalents Available for Additional SUI

Acquisitions and Share Repurchases

WAYZATA, MN, January 8, 2026 – SUI Group Holdings Limited (NASDAQ: SUIG) (“SUI Group,” “SUIG” or the “Company”) today provided an update that as of January 7, 2026, its total SUI holdings increased to 108,098,436, primarily driven by lending activities in SUI ecosystem and native staking rewards.

In addition, during the fourth quarter of 2025, the Company repurchased 7,801,042 shares of its common stock under its previously authorized $50 million stock repurchase program at an average purchase price of $2.02 per share, representing approximately 8.80% of SUIG’s common shares outstanding. The Company believes these repurchases represent a disciplined use of capital given prevailing market conditions and the opportunity to enhance per-share exposure to its SUI treasury and platform.

“SUI Group continues to build momentum as we scale our SUI treasury holdings and advance our strategy of creating a durable, value-generating platform anchored to the Sui blockchain,” said Stephen Mackintosh, Chief Investment Officer of SUI Group. “Alongside our growing treasury holdings, we have also continued to invest in our common stock, reflecting our conviction in the intrinsic value of the business and the strength of our long-term strategy. Through disciplined capital allocation across SUI accumulation, staking, strategic partnerships, and opportunistic share repurchases, we are focused on increasing SUI-per-share and building a scalable platform designed to deliver long-term value for shareholders.”

SUI Group Treasury Update

•	Treasury: 108,098,436 SUI held as of January 7, 2026.
•	SUI Value: Approximately $196 million using the January 7, 2026 price of $1.81 per SUI[1].
•	SUI per Share: Using fully adjusted shares[2] issued and outstanding as of January 7, 2026 of 80.9 million shares, SUI Group has grown to approximately 1.34 SUI per share of common stock (vs 1.14 on September 3, 2025), or $2.42 per share of common stock (vs $3.72 on September 3, 2025).
•	Staking: Substantially all of the Company’s SUI is being staked, earning an approximate yield of 2.2%. The current estimated daily yield is approximately $12,000.

_______________________

1 Based on the SUI/USD price on January 7, 2026, as reported by Coinbase.

2 Includes issued shares, as well as issued but unexercised pre-funded warrants.

Supplemental Information on mNAV

SUIG estimates its market net asset value ("mNAV") by aggregating the value of its digital assets, cash available for SUI purchases and other NAV divided by the number of its outstanding common stock (including pre-funded warrants). Using the closing price of SUIG common stock and SUI token price on January 7, 2026, SUIG is trading at an approximate mNAV of 0.64x with calculation details below.

Supplemental Measures

The Company uses mNAV to help assess the performance of its strategy of acquiring and deploying SUI in a manner the Company believes is accretive to shareholders. The Company believes that mNAV can assist investors in understanding how the Company chooses to fund purchases of and deploy SUI and the value created by such purchases. Such metrics have inherent limitations including not taking into account that our assets are subject to all existing and future liabilities. Such metrics are not, and should not be understood as financial performance, valuation, or liquidity measures and may not be comparable to similarly titled measures of other companies. Other companies, including other companies with digital asset treasuries, may calculate mNAV or similarly titled metrics differently, limiting the usefulness of the measure for comparative purposes. Although mNAV incorporates the label “NAV,” it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context.

The trading price of the Company’s common stock is informed by numerous factors in addition to Company’s SUI holdings and its actual or potential shares of common stock outstanding, and as a result, the trading price of the Company’s common stock can deviate significantly from the market value of the Company’s SUI holdings, and mNAV is not indicative or predictive of the trading price of the Company’s common stock.

Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. Such metrics are merely supplements, not substitutes to the financial statements and other disclosures contained in the Company’s SEC filings.

About SUI Group Holdings Limited

SUI Group is the only publicly traded company with an official Sui Foundation relationship, providing institutional-grade exposure to the SUI blockchain. Through its industry-first SUI treasury strategy, SUI Group is building a premier, foundation-backed digital asset treasury platform designed for scale, transparency and long-term value creation. SUI’s high-speed, horizontally scalable architecture positions it as one of the leading blockchains designed for mass adoption, powering next-generation applications in finance, gaming, AI and beyond. The Company plans to continue its specialty finance operations while executing its SUI treasury strategy. For more information, please visit www.SUIG.io.

Forward Looking Statements

This press release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “plan,” “should,” “estimate,” “continue,” “potential,” “will,” “hope” or other similar words and include the Company’s expectation of future performance contained herein. These statements include, but are not limited to, expectations regarding the Company’s future performance and growth, its ability to successfully execute its strategic plans, the Company’s digital asset treasury, and the nature and performance of digital assets held by the Company.

Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied in these statements due to various factors, including but not limited to: the inherent volatility and risks associated with investing in SUI, challenges in executing a new treasury diversification strategy, the capabilities and limitations of the SUI blockchain, the competitive environment of the Company’s business among others, and the inherent uncertainties associated with the Company’s business strategy, and the risk factors and other factors noted in the Company’s Registration Statement on Form S-1 (File No. 333-289438), Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the Securities and Exchange Commission. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement. The Company disclaims any duty to update and does not intend to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release, except as may be required by law.

Media Contact

Gasthalter & Co.

SUIG@gasthalter.com

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

SUIG@elevate-ir.com